================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                               DECEMBER 31, 1997
                Date of Report (Date of earliest event reported)

                           HORIZON HEALTH CORPORATION
             (Exact name of registrant as specified in its charter)

          DELAWARE              1-13626         75-2293354
(State or other jurisdiction  (Commission      (IRS Employer
     of incorporation)        File Number)  Identification No.)

                            1500 WATERS RIDGE DRIVE
                          LEWISVILLE, TEXAS 75057-6011
             (Address of principal executive offices and zip code)

                                 (972) 420-8200
                        (Registrant's telephone number,
                              including area code)

================================================================================

ITEM 5. OTHER EVENTS

(A) DECEMBER 1997 FINANCIAL RESULTS

     Included below is a Consolidated Statement of Income of the Registrant for the month ended December 31, 1997 (unaudited). As required, the Registrant has adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share."

                           HORIZON HEALTH CORPORATION
                        CONSOLIDATED STATEMENT OF INCOME
                     FOR THE MONTH ENDED DECEMBER 31, 1997

                                                              (UNAUDITED)
                                                              -----------
REVENUES:
  Contract management revenue...............................   $8,427,108
  Other.....................................................    1,419,807
                                                               ----------
Total Revenue...............................................    9,846,915
EXPENSES:
  Salaries and benefits.....................................    5,506,948
  Purchased services........................................    1,533,668
  Provision for bad debts...................................     (243,798)
  Other.....................................................    1,248,141
  Depreciation and amortization.............................      247,113
                                                               ----------
Total operating expenses....................................    8,292,072
Operating income............................................    1,554,843
Other income (expense):
  Interest income and other.................................      (26,888)
Income before income taxes and minority interest............    1,527,955
Income tax expense..........................................      627,765
Income before minority interest.............................      900,190
Minority interest...........................................       21,717
                                                               ----------
Net income..................................................      878,473
                                                               ==========
Basic earnings per share....................................   $     0.12
                                                               ==========
Weighted average shares outstanding.........................    7,058,585
                                                               ==========
Diluted earnings per share..................................   $     0.11
                                                               ==========
Weighted average shares and dilutive potential common shares
  outstanding...............................................    7,744,806
                                                               ==========

(B) CONSOLIDATED FINANCIAL STATEMENTS

     In order to comply with SFAS No. 128, the Registrant is required to restate its earnings per share information for the Registrant's 1996 and 1997 fiscal years. See Page F-1 of this Report for the Index to Financial Statements filed as a part of this Report.

ITEM 7. FINANCIAL STATEMENT AND EXHIBITS

     (c) Exhibits

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         23.1            -- Consent of Price Waterhouse LLP.*
         27.1            -- Restated Financial Data Schedule for fiscal quarter ended
                            November 30, 1997.*
         27.2            -- Restated Financial Data Schedule for fiscal year ended
                            August 31, 1997.*
         27.3            -- Restated Financial Data Schedule for fiscal quarter ended
                            November 30, 1996.*
         27.4            -- Restated Financial Data Schedule for fiscal year ended
                            August 31, 1996.*

---------------

* Filed herewith

                         INDEX TO FINANCIAL STATEMENTS

HORIZON HEALTH CORPORATION
  Report of Independent Accountants.........................   F-2
  Consolidated Balance Sheets as of August 31, 1996 and 1997
     and November 30, 1997 (unaudited)......................   F-3
  Consolidated Statements of Income for the years ended
     August 31, 1995, 1996, and 1997
     and for the three months ended November 30, 1996
     (unaudited) and November 30, 1997
     (unaudited)............................................   F-4
  Consolidated Statements of Changes in Stockholders' Equity
     (Deficit) for the years ended August 31, 1995, 1996 and
     1997 and for the three months ended November 30, 1997
     (unaudited)............................................   F-5
  Consolidated Statements of Cash Flows for the years ended
     August 31, 1995, 1996, and 1997
     and for the three months ended November 30, 1996
     (unaudited) and November 30, 1997 (unaudited)..........   F-6
  Notes to Consolidated Financial Statements................   F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
Horizon Health Corporation

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Horizon Health Corporation and its subsidiaries at August 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 11 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share".

PRICE WATERHOUSE LLP

Dallas, Texas
October 13, 1997, except as to Note 11, which is as of December 23, 1997

                           HORIZON HEALTH CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                      AUGUST 31,            NOVEMBER 30,
                                                              --------------------------    ------------
                                                                 1996           1997            1997
                                                              -----------    -----------    ------------
                                                                                            (UNAUDITED)
CURRENT ASSETS:
  Cash and short-term investments...........................  $ 8,346,373    $ 5,516,575    $ 1,757,868
  Accounts receivable less allowance for uncollectible
    accounts of $2,387,622, $1,357,423 and $1,800,494 at
    August 31, 1996, 1997, and November 30, 1997
    (unaudited), respectively...............................   12,720,429     11,995,254     16,895,430
  Receivable from employees.................................       89,126         63,303         49,001
  Prepaid expenses and supplies.............................      173,131        182,208        249,933
  Income taxes receivable...................................       96,210        951,256             --
  Other receivables.........................................       89,383         51,877        155,583
  Other current assets......................................       71,940        170,154         51,340
  Current deferred taxes....................................    2,116,582      1,687,512      1,865,980
                                                              -----------    -----------    -----------
        TOTAL CURRENT ASSETS................................   23,703,174     20,618,139     21,025,135
                                                              -----------    -----------    -----------
PROPERTY AND EQUIPMENT:
  Equipment.................................................    2,704,225      3,694,717      4,065,763
  Building improvements.....................................      109,467        255,406        260,298
                                                              -----------    -----------    -----------
                                                                2,813,692      3,950,123      4,326,061
  Less accumulated depreciation.............................    1,729,440      2,208,083      2,393,171
                                                              -----------    -----------    -----------
                                                                1,084,252      1,742,040      1,932,890
Restricted cash.............................................      344,404             --             --
Goodwill, net of accumulated amortization of $1,564,195,
  $2,078,177 and $2,245,188 at August 31, 1996, 1997, and
  November 30, 1997 (unaudited), respectively...............   15,330,555     21,553,594     30,645,096
Management contracts, net of accumulated amortization of
  $1,991,093, $2,744,666 and 3,004,464 at August 31, 1996,
  1997 and November 30, 1997 (unaudited), respectively......    4,555,985      4,451,426      7,562,376
Other assets................................................      195,630        363,208        413,028
                                                              -----------    -----------    -----------
        TOTAL ASSETS........................................  $45,214,000    $48,728,407    $61,578,525
                                                              ===========    ===========    ===========
CURRENT LIABILITIES:
  Accounts payable..........................................  $ 2,687,805    $ 1,747,393    $   872,273
  Employee compensation and benefits........................    5,276,659      6,233,477      5,853,081
  Income taxes payable......................................       84,942             --        734,839
  Accrued expenses (Note 5).................................    5,721,827      7,572,929      6,994,407
  Payable to Health Insurance Program.......................      661,248             --             --
  Current debt maturities...................................      519,600             --         22,290
                                                              -----------    -----------    -----------
        TOTAL CURRENT LIABILITIES...........................   14,952,081     15,553,799     14,476,890
  Other liabilities.........................................      724,511        355,803        425,488
  Long-term debt, net of current debt maturities............    3,056,714             --     11,023,973
  Deferred income taxes.....................................    1,322,635        987,704        993,247
                                                              -----------    -----------    -----------
        TOTAL LIABILITIES...................................   20,055,941     16,897,306     26,919,598
                                                              -----------    -----------    -----------
Commitments and contingencies (Note 9)
Minority interest...........................................        8,755        148,648        154,836
STOCKHOLDERS' EQUITY:
  Preferred stock, $.10 par value, authorized 500,000
    shares; none issued or outstanding......................           --             --             --
  Common stock, $.01 par value, 10,000,000, 40,000,000, and
    40,000,000 shares authorized at August 31, 1996, 1997
    and November 30, 1997 (unaudited), respectively;
    6,702,305 shares issued and 6,696,849 shares outstanding
    at August 31, 1996, 6,966,762 shares issued and
    outstanding at August 31, 1997 and 7,026,262 shares
    issued and outstanding at November 30, 1997
    (unaudited).............................................       67,023         69,668         70,263
  Additional paid-in capital................................   16,046,163     16,739,425     17,036,473
  Retained earnings.........................................    9,066,399     14,873,360     17,397,355
  Deferred compensation.....................................      (25,000)            --             --
  Treasury stock, at cost...................................       (5,281)            --             --
                                                              -----------    -----------    -----------
                                                               25,149,304     31,682,453     34,504,091
                                                              -----------    -----------    -----------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..........  $45,214,000    $48,728,407    $61,578,525
                                                              ===========    ===========    ===========

          See accompanying notes to consolidated financial statements.

                           HORIZON HEALTH CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                           FOR THE THREE MONTHS ENDED
                                     FOR THE YEARS ENDED AUGUST 31,               NOVEMBER 30,
                                ----------------------------------------   ---------------------------
                                   1995          1996           1997           1996           1997
                                -----------   -----------   ------------   ------------   ------------
                                                                                   (UNAUDITED)
REVENUES:
  Contract management
     revenue..................  $68,720,645   $95,244,454   $102,263,283   $ 24,720,109   $ 26,598,903
  Other.......................      634,238       994,512      7,003,512      2,159,845      2,723,509
                                -----------   -----------   ------------   ------------   ------------
          Total revenues......   69,354,883    96,238,966    109,266,795     26,879,954     29,322,412
                                -----------   -----------   ------------   ------------   ------------
EXPENSES:
  Salaries and benefits.......   40,083,239    55,809,614     60,048,345     14,842,069     15,728,569
  Purchased services..........   10,794,068    13,880,426     16,466,115      3,679,232      4,858,679
  Provision for bad debts.....    1,680,396     1,435,049      3,033,693        307,744        355,027
  Other.......................    9,188,828    11,848,384     12,795,910      3,394,743      3,574,921
  Depreciation and
     amortization.............    1,132,604     1,811,790      2,201,450        597,453        611,897
  Merger expenses (Note 3)....           --            --      3,527,671             --             --
                                -----------   -----------   ------------   ------------   ------------
  Operating expenses..........   62,879,135    84,785,263     98,073,184     22,821,241     25,129,093
                                -----------   -----------   ------------   ------------   ------------
Operating Income..............    6,475,748    11,453,703     11,193,611      4,058,713      4,193,319
                                -----------   -----------   ------------   ------------   ------------
Other income (expense)
  Interest expense -- related
     party....................   (1,190,680)      (24,298)            --             --             --
  Interest expense -- other...     (221,439)     (395,123)      (402,003)      (106,303)       (61,555)
  Interest income and other...      409,047       353,231        523,877        143,540        105,613
  Loss on sale of equipment...           --            --         (1,888)        (2,515)            --
                                -----------   -----------   ------------   ------------   ------------
Income before income taxes....    5,472,676    11,387,513     11,313,597      4,093,435      4,237,377
Income tax expense............    1,694,534     4,609,360      4,517,688      1,686,382      1,707,194
                                -----------   -----------   ------------   ------------   ------------
Income before equity in net
  earnings of Horizon LLC and
  minority interest...........    3,778,142     6,778,153      6,795,909      2,407,053      2,530,183
Equity in net earnings of
  Horizon LLC.................    1,567,720            --             --             --             --
Minority interest.............           --        (2,397)      (139,893)       (24,074)        (6,188)
                                -----------   -----------   ------------   ------------   ------------
Net income....................  $ 5,345,862   $ 6,775,756   $  6,656,016   $  2,382,979   $  2,523,995
                                ===========   ===========   ============   ============   ============
Basic earnings per common
  share.......................  $      1.05   $      1.03   $       0.96   $       0.35   $       0.36
                                ===========   ===========   ============   ============   ============
Diluted earnings per common
  share.......................  $      0.89   $      0.90   $       0.87   $       0.31   $       0.33
                                ===========   ===========   ============   ============   ============

          See accompanying notes to consolidated financial statements.

                           HORIZON HEALTH CORPORATION

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
               FOR THE YEARS ENDED AUGUST 31, 1995, 1996 AND 1997
          AND FOR THE THREE MONTHS ENDED NOVEMBER 30, 1997 (UNAUDITED)

                                       COMMON SHARES      ADDITIONAL     RETAINED
                                    -------------------     PAID-IN      EARNINGS       DEFERRED        TREASURY
                                     SHARES     AMOUNT      CAPITAL      (DEFICIT)    COMPENSATION   STOCK, AT COST      TOTAL
                                    ---------   -------   -----------   -----------   ------------   --------------   -----------
Balance at August 31, 1994........  3,565,680   $35,657   $ 1,586,359   $(3,055,219)    $     --        $    --       $(1,433,203)
  Net income......................         --       --             --     5,345,862           --             --         5,345,862
  Initial public offering.........  2,100,000   21,000     11,978,528            --           --             --        11,999,528
  Issuance of shares in
    conjunction with purchase of
    the net assets of NMMS........    530,419    5,304        883,700            --           --             --           889,004
  Issuance of warrants in
    conjunction with purchase.....         --       --        389,350            --           --             --           389,350
  Sale of common shares...........      5,456       55         24,610            --           --             --            24,665
  Acquisition of treasury
    shares........................     (5,456)      --             --            --           --         (5,281)           (5,281)
  Notes receivable for purchase of
    shares........................         --       --        (75,000)           --           --             --           (75,000)
  Deferred compensation for
    issuance of stock.............         --       --             --            --      (75,000)            --           (75,000)
  Amortization of deferred
    compensation..................         --       --             --            --       25,000             --            25,000
  Tax benefit associated with
    stock options.................         --       --          2,313            --           --             --             2,313
  Exercise of stock options.......    118,575    1,186        120,249            --           --             --           121,435
  Sale of rights to purchase
    options.......................         --       --         16,750            --           --             --            16,750
                                    ---------   -------   -----------   -----------     --------        -------       -----------
Balance at August 31, 1995........  6,314,674   63,202     14,926,859     2,290,643      (50,000)        (5,281)       17,225,423
  Net income......................         --       --             --     6,775,756           --             --         6,775,756
  Sale of common shares...........     55,298      553         59,446            --           --             --            59,999
  Issuance of shares in
    conjunction with purchase of
    the Parkside Company..........    192,437    1,924        868,076            --           --             --           870,000
  Payments on notes receivable....         --       --         50,000            --           --             --            50,000
  Amortization of deferred
    compensation..................         --       --             --            --       25,000             --            25,000
  Tax benefit associated with
    stock options.................         --       --         37,717            --           --             --            37,717
  Exercise of stock options.......    134,440    1,344        104,065            --           --             --           105,409
                                    ---------   -------   -----------   -----------     --------        -------       -----------
Balance at August 31, 1996........  6,696,849   67,023     16,046,163     9,066,399      (25,000)        (5,281)       25,149,304
  Net income......................         --       --             --     6,656,016           --             --         6,656,016
  Adjustment applicable to
    transition period (Note 3)....         --       --             --      (849,055)          --             --          (849,055)
  Amortization of deferred
    compensation..................         --       --             --            --       25,000             --            25,000
  Retirement of treasury shares...         --      (55)        (5,226)           --           --          5,281                --
  Payment on note receivable......         --       --         25,000            --           --             --            25,000
  Exercise of warrants............    179,178    1,793         (1,793)           --           --             --                --
  Tax benefit associated with
    stock options.................         --       --        511,949            --           --             --           511,949
  Exercise of stock options.......     90,735      907        163,332            --           --             --           164,239
                                    ---------   -------   -----------   -----------     --------        -------       -----------
Balance at August 31, 1997........  6,966,762   69,668     16,739,425    14,873,360           --             --        31,682,453
  Net income (unaudited)..........         --       --             --     2,523,995           --             --         2,523,995
  Tax benefit associated with
    stock options
    (unaudited)...................         --       --        177,955            --           --             --           177,955
  Exercise of stock options
    (unaudited)...................     59,500      595        119,093            --           --             --           119,688
                                    ---------   -------   -----------   -----------     --------        -------       -----------
Balance at November 30, 1997
  (unaudited).....................  7,026,262   $70,263   $17,036,473   $17,397,355     $     --        $    --       $34,504,091
                                    =========   =======   ===========   ===========     ========        =======       ===========

          See accompanying notes to consolidated financial statements.

                           HORIZON HEALTH CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                          FOR THE THREE MONTHS
                                                                 FOR THE YEARS ENDED AUGUST 31,            ENDED NOVEMBER 30,
                                                            ----------------------------------------   --------------------------
                                                                1995          1996          1997          1996           1997
                                                            ------------   -----------   -----------   -----------   ------------
                                                                                                              (UNAUDITED)
Operating Activities:
 Net income...............................................  $  5,345,862   $ 6,775,756   $ 6,656,016   $ 2,382,979   $  2,523,995
 Adjustments to reconcile net income to net cash provided
   by (used in) operating activities:
   Depreciation and amortization..........................     1,132,604     1,811,790     2,201,450       597,453        611,897
   Loss on sale of equipment..............................            --            --         1,888         2,515             --
   Minority interest......................................            --         2,397       139,893        24,074          6,188
   Horizon LLC investment income..........................    (1,567,720)           --            --            --             --
   Deferred income taxes..................................        84,230         9,909        94,139        95,688          5,543
   Non-cash expenses......................................       535,000        25,000        25,000            --             --
 Changes in net assets and liabilities:
   Decrease (increase) in restricted cash.................      (582,689)     (205,857)      218,606       (84,828)            --
   Decrease (increase) in accounts receivable.............     4,832,797    (1,307,286)    1,143,322    (2,643,986)    (4,724,025)
   Decrease (increase) in other receivables...............      (118,035)      285,346       264,589       (14,951)       862,252
   Decrease (increase) in prepaid expenses and supplies...       483,751       (80,875)     (599,553)     (178,948)       (54,810)
   Decrease (increase) in other assets....................       171,329      (127,188)     (144,101)     (349,639)      (108,159)
   Increase in accounts payable, accrued expenses, and
     other liabilities....................................     1,922,276     1,450,473     1,031,381       569,550     (1,760,922)
   Increase (decrease) in income taxes payable............            --        75,344      (272,649)      786,729        734,839
   Decrease in payable to health insurance program........    (1,126,208)           --      (661,248)     (661,248)            --
   Increase (decrease) in other liabilities...............       243,423       151,872      (749,532)     (262,348)        69,685
                                                            ------------   -----------   -----------   -----------   ------------
Net cash provided by operating activities.................    11,356,620     8,866,681     9,349,201       263,040     (1,833,517)
                                                            ------------   -----------   -----------   -----------   ------------
Investing Activities:
 Purchase of property and equipment.......................      (621,201)     (393,703)   (1,412,441)     (669,209)      (292,037)
 Proceeds from sale of equipment..........................            --            --        13,485         5,350             --
 Payment for purchase of minority interest in Horizon LLC,
   net of cash acquired...................................    (9,196,249)           --            --            --             --
 Cash contributed to Horizon LLC..........................      (620,000)           --            --            --             --
 Increase in goodwill and management contracts............       (37,916)     (123,222)           --       (47,825)            --
 Payment for purchase of the Parkside Company, net of cash
   acquired...............................................            --    (2,600,000)           --            --             --
 Payment for purchase of net assets of National Medical
   Management Services....................................    (3,946,849)     (302,817)           --            --             --
 Payment for purchase of Professional Psychological
   Services, Inc., net of cash acquired...................            --      (786,767)   (1,898,230)           --       (200,985)
 Payment for purchase of Clay Care, Inc., net of cash
   acquired...............................................            --            --      (913,634)           --             --
 Payment for purchase of Geriatric Medical Care, Inc., net
   of cash acquired.......................................            --            --    (4,577,970)           --             --
 Payment for purchase of Acorn Behavioral HealthCare
   Management Corporation, net of cash acquired...........            --            --            --            --    (12,726,120)
                                                            ------------   -----------   -----------   -----------   ------------
Net cash used in investing activities.....................   (14,422,215)   (4,206,509)   (8,788,790)     (711,684)   (13,219,142)
                                                            ------------   -----------   -----------   -----------   ------------
Financing activities:
 Payments on long-term debt...............................   (11,931,242)   (3,108,047)   (4,114,862)     (337,356)        (3,691)
 Payment on notes receivable for purchase of common
   stock..................................................            --        50,000        25,000            --             --
 Proceeds from long term borrowings.......................     3,203,000     3,291,820            --            --     11,000,000
 Net proceeds from issuance of common stock...............    12,879,351       165,408       164,239            --        119,688
 Sale of rights to purchase options.......................        16,750            --            --            --             --
 Tax benefit related to stock option exercise.............         2,313        37,717       511,949       134,410        177,955
                                                            ------------   -----------   -----------   -----------   ------------
Net cash provided by (used in) financing activities.......     4,170,172       436,898    (3,413,674)     (202,946)    11,293,952
                                                            ------------   -----------   -----------   -----------   ------------
Change in cash during transition period...................            --            --        23,465            --             --
Net Increase (decrease) in cash and short term
 investments..............................................     1,104,577     5,097,070    (2,829,798)     (651,590)    (3,758,707)
Cash and short-term investments at beginning of year......     2,144,726     3,249,303     8,346,373     8,369,838      5,516,575
                                                            ------------   -----------   -----------   -----------   ------------
Cash and short-term investments at end of year............  $  3,249,303   $ 8,346,373   $ 5,516,575   $ 7,718,248   $  1,757,868
                                                            ============   ===========   ===========   ===========   ============
Supplemental disclosure of cash flow information
 Cash paid during the period for:
   Interest...............................................  $  1,412,119   $   419,421   $   402,003   $   106,303   $     61,555
                                                            ============   ===========   ===========   ===========   ============
   Income taxes...........................................  $  2,188,363   $ 4,930,499   $ 4,584,015   $   405,617   $     15,777
                                                            ============   ===========   ===========   ===========   ============
Supplemental disclosure on non-cash investing activities:
 Purchase of minority interest in Horizon LLC and the net
   assets of National Medical Management Services during
   fiscal year 1995; the acquisition of 80% of the common
   stock of Professional Psychological Services, Inc. and
   100% of the common stock of the Parkside Company during
   fiscal year 1996; the acquisition of Geriatric Medical
   Care, Inc., Clay Care, Inc., and additional payments
   for the acquisition of 80% of the common stock of
   Professional Psychological Services, Inc. during fiscal
   year 1997; and the acquisition of Acorn Behavioral
   HealthCare Management Corporation and additional
   payments for the acquisition of 80% of the common stock
   of Professional Psychological Services, Inc. during the
   three months ended November 30, 1997.
   Fair value of assets acquired..........................  $ 24,038,476   $ 5,815,535   $ 9,004,431            --   $ 13,105,174
   Cash paid..............................................   (13,630,316)   (3,825,000)   (7,524,968)           --    (12,927,342)
   Conversion of equity investment........................    (4,351,737)           --            --            --             --
   Common stock exchanged.................................            --      (870,000)           --            --             --
                                                            ------------   -----------   -----------   -----------   ------------
   Liabilities assumed....................................  $  6,056,423   $ 1,120,535   $ 1,479,463            --   $    177,832
                                                            ============   ===========   ===========   ===========   ============

          See accompanying notes to consolidated financial statements.

                           HORIZON HEALTH CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

     Horizon Health Corporation (the "Company"), formerly known as Horizon Mental Health Management, Inc., is a contract manager of clinical and related services, primarily of mental health programs, offered by general acute care hospitals in the United States. These management contracts are generally for terms ranging from three to five years, the majority of which have automatic renewal provisions. The Company currently has offices in the Dallas, Texas; Los Angeles, California; Chicago, Illinois; Tampa, Florida; and Boston, Massachusetts metropolitan areas. The Company's National Support Center is in Lewisville, Texas.

     The Company was formed in July 1989 for the purpose of acquiring all the assets of two companies. One of these companies, known as Horizon Health Management Company, had been formed in 1981 and since that time had been engaged in the mental health contract management business. The other company owned a freestanding psychiatric hospital in California. Effective March 1, 1990, the assets constituting the contract management business and the psychiatric hospital of the two companies were transferred to the Company. On January 3, 1995, the Company acquired the net assets and operations of National Medical Management Services, a division of National Medical Enterprises, Inc.

     On March 13, 1995, the Company's initial public offering of 3,120,000 shares of common stock at an offering price to the public of $6.67 per share was declared effective by the Securities and Exchange Commission. Of the 3,120,000 shares of common stock offered, 1,981,850 shares were offered by the Company and 1,138,150 shares were offered by a stockholder of the Company. On March 20, 1995, the Company completed the initial public offering, issued the common stock and received net proceeds of $11,324,141 (after deducting underwriting discounts and IPO costs of $1,888,189).

     On April 11, 1995, the Company sold an additional 118,150 shares of common stock at the initial offering price of $6.67 per share pursuant to the exercise of the overallotment option granted to the underwriters in the initial public offering. Net proceeds of $675,387 (after deducting underwriting discounts and IPO costs of $112,283) were received by the Company.

     On April 1, 1996, the Company acquired the Parkside Company, ("Parkside"), a contract manager of mental health services for acute care hospitals. Parkside has been consolidated with the Company as of April 1, 1996. On July 31, 1996, the Company acquired eighty percent (80%) of the outstanding common stock of Florida Professional Psychological Services, Inc., also known as Professional Psychological Services, Inc. ("PPS") and PPS has been consolidated with the Company as of August 1, 1996. Effective March 15, 1997, the Company purchased all of the outstanding capital stock of Geriatric Medical Care, Inc., a Tennessee corporation ("Geriatric"), and Clay Care, Inc., a Texas corporation ("CCI"), and they have been consolidated with the Company as of March 15, 1997 (see Note 3).

     On August 11, 1997, the Company exchanged 1,400,000 shares of its common stock for all of the outstanding common stock of Specialty Healthcare Management, Inc. ("Specialty"). Specialty was a privately held contract manager of mental health and physical rehabilitation treatment programs for general acute care hospitals. The exchange has been accounted for under the pooling of interests method. Accordingly, all financial statements presented have been restated to include the results of Specialty (see Note 3).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CASH AND SHORT-TERM INVESTMENTS: Cash and short-term investments include securities with original maturities of three months or less when purchased.

     RESTRICTED CASH: Restricted cash represents amounts set aside for the Supplemental Executive Retirement Plan (SERP) and Deferred Compensation Plan of Specialty Healthcare Management, Inc., which were terminated in connection with the pooling of interests transaction.

                           HORIZON HEALTH CORPORATION

     PROPERTY AND EQUIPMENT: Property and equipment are recorded at cost. Depreciation expense is recorded on the straight-line basis over the assets' estimated useful lives. The useful lives of furniture and fixtures and computer equipment are estimated to be five years and three years, respectively. Building improvements are recorded at cost and amortized over the estimated useful lives of the improvements or the terms of the underlying lease, whichever is shorter. Routine maintenance, repair items, and customer facility and site improvements are charged to current operations.

     MANAGEMENT CONTRACTS: Management contracts represent the fair value of contracts purchased and are being amortized using the straight-line method over seven years.

     GOODWILL: Goodwill represents the excess of cost over fair value of net assets acquired and is being amortized using the straight-line method over 40 years.

     LONG-LIVED AND INTANGIBLE ASSETS: The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-lived Assets and Assets to be Disposed of". Under SFAS 121, the Company recognizes impairment losses on property and equipment and intangible assets whenever events or changes in circumstances indicate that the carrying amount of long-lived assets, on an individual property basis, may not be recoverable through undiscounted future cash flows. Such losses are determined using estimated fair value or by comparing the sum of the expected future discounted net cash flows to the carrying amount of the asset. Impairment losses are recognized in operating income as they are determined.

     REVENUE: Contract management revenue is reported at the estimated net realizable amounts from contracted hospitals for contract management services rendered. Adjustments are accrued on an estimated basis in the period the related services are rendered and adjusted in future periods as final settlement is determined. Contract management revenue is based on a per diem calculation using patients per day, a fixed fee, admissions, discharges, direct expenses, or any combination of the preceding depending on a specific contract.

     Other revenue is primarily generated by capitated managed behavioral health and employee assistance programs. The fees are defined by contract and are calculated on a per-member/per-month fee, fixed fee and/or a fee for service basis. Other revenue is accrued in the same manner as contract management revenue.

     Some management contracts include a clause which states that the Company will indemnify the hospital for any third-party payor denials, including Medicare. At the time the charges are denied, an allowance for 100% of the disputed amount is recorded by the Company. Management believes it has adequately provided for any potential adjustments that may result from final settlement of these denials.

     The customers of the Company are not concentrated in any specific geographic region, but are concentrated in the health care industry. At August 31, 1997 and November 30, 1997 (unaudited), the Company had management contracts with 39 and 36, hospitals directly or indirectly owned by Columbia/HCA Healthcare Corporation ("Columbia/HCA"), of which 36 and 34, had programs in operation. These 36 and 34 contracts accounted for 19.1% and 16.6% of the Company's net revenues for the year ended August 31, 1997 and the three months ended November 30, 1997 (unaudited), respectively. In the aggregate, including terminated contracts, revenues generated by hospitals directly or indirectly owned by Columbia/HCA accounted for 15.6%, 20.3%, 20.3% and 16.9% of the Company's net revenues for the years ended August 31, 1995, 1996, 1997 and the three months ended November 30, 1997 (unaudited), respectively. Of the 39 and 36 Columbia/HCA contracts at August 31, 1997 and November 30, 1997 (unaudited), 14 and 12 contracts contain a provision limiting the number of contracts which Columbia/HCA can cancel without cause to 33.3% during any calendar year. The termination or non-renewal of all or a substantial part of the management contracts with hospitals owned by Columbia/HCA could have a material adverse effect on the Company's business, financial condition or results of operations. In recent months, Columbia/HCA and its business practices have been under intense widespread review by governmental agencies. Because the

                           HORIZON HEALTH CORPORATION

Company has a significant number of management contracts with Columbia/HCA which could also be subject to review, the governmental scrutiny of Columbia/HCA could directly or indirectly affect the Company or its relationship with Columbia/HCA.

     At August 31, 1996, 1997 and November 30, 1997 (unaudited), accounts receivable from hospitals directly or indirectly owned by Columbia/HCA were approximately $1,966,000, $2,089,000 and $2,700,000 (unaudited), respectively. The Company generally does not require collateral to support outstanding accounts receivable.

     INCOME TAXES: The Company has adopted SFAS No. 109, "Accounting for Income Taxes." SFAS 109 generally requires an asset and liability approach and requires recognition of deferred tax assets and liabilities resulting from differing book and tax bases of assets and liabilities. It requires that deferred tax assets and liabilities be determined using the tax rate expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Under this method, future financial results will be impacted by the effect of changes in income tax rates on cumulative deferred income tax balances.

     EARNINGS PER SHARE: Earnings per share has been computed in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if the Company's stock options and warrants were exercised. Such dilutive potential common shares are calculated using the treasury stock method. All prior-period earnings per share data presented has been restated in accordance with SFAS 128. Pursuant to the requirements of the Securities and Exchange Commission, common shares and dilutive potential common shares issued at prices below the public offering price during the twelve months immediately preceding the date of the initial filing of the Registration Statement have been included in the calculation of common shares and dilutive potential common shares, using the treasury stock method, as if they were outstanding for all periods presented. All shares and per share data, except par value per share, have been retroactively adjusted to reflect a three for two stock split effected as a 50% stock dividend by the Company.

     SALE OF RIGHTS TO PURCHASE OPTIONS: During the year ended August 31, 1995, the Company issued rights to purchase nonstatutory stock options to purchase 168,000 shares of common stock. Certain of these options required payment of $0.67 per option by the recipient prior to issuance of the option. The Company recognized these payments as an addition to Additional Paid-in Capital.

     HEALTH INSURANCE PROGRAM REIMBURSEMENT: Services were provided by the Company to patients who are eligible for coverage under Title XVIII (Medicare) Health Insurance Programs. Amounts received are generally less than the standard billing rates of the hospital and receivables are recorded in the consolidated balance sheet at the estimated amount to be reimbursed. Amounts due to/from Health Insurance Programs under Medicare are subject to final determination through an audit by a fiscal intermediary. All amounts due were finalized in fiscal 1997.

     FINANCIAL INSTRUMENTS: Financial instruments consist of cash and short-term investments, restricted cash, accounts receivable, current liabilities and long-term debt obligations. The carrying amounts reported in the balance sheets for these financial instruments approximate fair value.

     USE OF ESTIMATES: The Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                           HORIZON HEALTH CORPORATION

     RECLASSIFICATIONS: Certain prior year amounts have been reclassified to conform to the current year presentation.

     NEW ACCOUNTING STANDARDS: In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income and its components. SFAS No. 130 is effective for the Company for fiscal years beginning after December 15, 1997, and requires reclassification of financial statements in earlier periods for comparative purposes. Adoption of this Statement is not expected to have a material impact on the presentation of the Company's financial statements.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information", which establishes standards for the way that public business enterprises report information about operating segments in interim and annual financial statements. SFAS No. 131 is effective for the Company for fiscal years beginning after December 15, 1997, and requires comparative information for earlier years to be restated. Management has not yet completed its assessment of how this Statement will impact segment disclosures.

3. ACQUISITIONS

  Specialty Healthcare Management, Inc.

     On August 11, 1997, the Company exchanged 1,400,000 shares of its common stock for all of the outstanding common stock of Specialty Healthcare Management, Inc. The exchange has been accounted for under the pooling of interests method. Accordingly, all financial statements presented have been restated to include the results of Specialty. Prior to the exchange Specialty prepared its financial statements on a December 31 calendar year end which has subsequently been changed to conform to the Company's fiscal year end.

     For purposes of recording the pooling of interests combination, Specialty's financial statements for the twelve months ended December 31, 1995 and 1996 were combined with Horizon Health Corporation's ("Horizon") financial statements for the twelve months ended August 31, 1995 and 1996. Specialty's results of operations for the twelve months ended August 31, 1997 have been combined with Horizon's results of operations for the same period. The operations of Specialty for the four months ended December 31, 1996, resulting in net revenues and net income of $10.8 million and $849,055, respectively, have been included in the statement of income for both the year ended August 31, 1996 and 1997. As a result, an adjustment was made to stockholders' equity in the consolidated financial statements of the Company to eliminate the effect of including Specialty's net income for the four months in both periods. Additionally, the consolidated statement of cash flows was adjusted to reflect the cash flows of Specialty for the four months ended December 31, 1996.

     Combined and separate results of Horizon and Specialty during periods preceding the exchange were as follows (in thousands):

                                             TWELVE MONTHS      TWELVE MONTHS     NINE MONTHS
                                                 ENDED              ENDED            ENDED
                                            AUGUST 31, 1995    AUGUST 31, 1996    MAY 31, 1997
                                            ---------------    ---------------    ------------
                                                                                  (UNAUDITED)
                                                                                  ------------
Revenues:
  Horizon.................................      $29,350            $62,445          $57,894
  Specialty...............................       40,005(a)          33,794(b)        23,286
  Combined................................       69,355             96,239           81,180
Net Income:
  Horizon.................................      $ 3,946            $ 5,564          $ 5,483
  Specialty...............................        1,400(a)           1,212(b)           871
  Combined................................        5,346              6,776            6,354

---------------

(a) For the fiscal year ended December 31, 1995.

(b) For the fiscal year ended December 31, 1996.

                           HORIZON HEALTH CORPORATION

     Merger expenses of $3,527,671, before a related tax benefit of $1,340,515, include legal, investment banking and accounting fees.

  Geriatric Medical Care, Inc.

     Effective March 15, 1997, the Company purchased all of the outstanding capital stock of Geriatric Medical Care, Inc., a Tennessee corporation, and Geriatric has been consolidated with the Company as of March 15, 1997. The Company accounted for the acquisition of Geriatric by the purchase method as required by generally accepted accounting principles. Geriatric is a contract manager of mental health services for acute care hospitals. Geriatric had total revenues of approximately $5.7 million in 1996 and, at March 15, 1997, had 18 management contract locations, of which three were not yet in operation. The purchase price of approximately $4.6 million, of which approximately $4.3 million was paid at closing from existing cash of the Company, included retiring essentially all of Geriatric's outstanding debt. The final purchase price payment of $270,000 was made on April 16, 1997. The purchase price exceeded the fair value of Geriatric's tangible net assets by $5,005,986, of which $4,498,038 is recorded as goodwill and $507,948 as management contracts. Tangible assets acquired and liabilities assumed totaled $1,042,683 and $1,421,931, respectively. Pro forma financial data is not presented because the impact of this acquisition is not material to the Company's results of operations for any period presented.

  Clay Care, Inc.

     Also effective March 15, 1997, the Company purchased all of the outstanding capital stock of Clay Care, Inc., a Texas corporation, and CCI has been consolidated with the Company as of March 15, 1997. The Company accounted for the acquisition of CCI by the purchase method as required by generally accepted accounting principles. CCI is a contract manager of mental health services for acute care hospitals. At March 15, 1997, CCI had management contracts with five hospitals of which four were in operation and one of which opened in April 1997. CCI had total revenues of approximately $1.3 million in 1996. A total of $475,000 of the $1,000,000 purchase price was paid at the closing from existing cash of the Company. The remaining $525,000 of the total purchase price was paid by the Company in April 1997 and June 1997. The purchase price exceeded the fair value of CCI's tangible net assets by $855,738, of which $714,672 is recorded as goodwill and $141,066 as management contracts. Tangible assets acquired and liabilities assumed totaled $201,794 and $57,532, respectively. Pro forma financial data is not presented because the impact of this acquisition is not material to the Company's results of operations for any period presented.

  Investment in PPS

     On July 31, 1996, the Company acquired eighty percent (80%) of the outstanding common stock of Florida Professional Psychological Services, Inc., also known as Professional Psychological Services, Inc., and PPS has been consolidated with the Company as of August 1, 1996. The Company accounted for the acquisition of PPS by the purchase method as required by generally accepted accounting principles. Based in Clearwater, Florida, PPS specializes in full risk, capitated managed behavioral health programs and employee assistance programs. The final purchase price of $3,324,310 was based primarily on a multiple of the 1996 pre-tax income of PPS. The purchase price exceeded the fair value of PPS' net assets by $3,298,885 which is recorded as goodwill. Assets acquired and liabilities assumed totaled $540,960 and $515,535, respectively. Cash payments for the purchase of PPS, net of cash acquired, were $786,767 and $1,898,230 during 1996 and 1997, respectively. The final payment of $200,985 was made on September 30, 1997.

     In addition, the Company also obtained an option to acquire the remaining twenty percent (20%) of the outstanding PPS common stock at a future date. The sellers, constituting all the shareholders of PPS, also obtained the right to put to the Company such shares on certain dates. The option and put prices for the remaining PPS shares are based on a multiple of the pre-tax income of PPS in future years.

                           HORIZON HEALTH CORPORATION

     The following table presents the revenue of PPS for fiscal years 1995 and 1996. PPS's effect on the Company's net income and earnings per share has been deemed negligible for the periods and not presented.

                                                                 FOR THE YEAR ENDED
                                                                     AUGUST 31,
                                                              ------------------------
                                                                 1995          1996
                                                              ----------    ----------
Historical Revenues (unaudited).............................  $4,475,000    $5,050,000

     For the year ended August 31, 1997 and the three months ended November 30, 1997, PPS generated $5,682,323 and $1,863,523 (unaudited) in gross revenues, and net income of $699,467 and $93,994 (unaudited), respectively.

  Parkside Company

     Effective April 1, 1996, the Company purchased all of the outstanding capital stock of the Parkside Company, and Parkside has been consolidated with the Company as of April 1, 1996. The Company accounted for the acquisition of Parkside by the purchase method as required by generally accepted accounted principles. Parkside is a contract manager of mental health services for acute care hospitals. The purchase price of $3.5 million included approximately $2,600,000 in cash and 192,437 shares of the Company's common stock. The purchase price exceeded the fair value of Parkside's tangible net assets by $3,500,000, of which $1,400,000 is recorded as goodwill and $2,100,000 as management contracts.

  National Medical Management Services

     Effective January 3, 1995, the Company acquired the net assets and operations of National Medical Management Services, a division of National Medical Enterprises, Inc. (the "Division") and the Division has been consolidated with the Company as of January 3, 1995 (see Note 10). The Company accounted for the acquisition by the purchase method as required by generally accepted accounting principles. The purchase price exceeded the fair value of the net assets acquired by $1,120,350, of which $120,350 is recorded as goodwill and $1,000,000 as management contacts. Tangible assets acquired and liabilities assumed totaled $6,755,415 and $2,808,566, respectively.

4. INVESTMENT IN HORIZON LLC

     On August 1, 1994 the Company signed a contract with Horizon Mental Health Management LLC ("Horizon LLC") to have it manage all of the Company's then existing management contract obligations for a 72.5% interest in Horizon LLC. Prior to March 20, 1995, the remaining 27.5% interest in Horizon LLC was held by Mental Health Management, Inc. ("MHM"). Prior to the Company's acquisition of the minority interest of MHM in Horizon LLC, as discussed below, certain provisions of the limited liability company agreement of Horizon LLC which required the consent of MHM for certain transactions prevented the Company from having the ability to control Horizon LLC under generally accepted accounting principles, and therefore Horizon LLC was not consolidated with the Company and the Company accounted for its investment in Horizon LLC by the equity method through the six months ended February 28, 1995.

     Upon completion of its initial public offering of common stock on March 13, 1995, the Company became contractually obligated to acquire the minority interest of MHM in Horizon LLC. Effective March 20, 1995, $9,683,467 of the $11,324,141 in net proceeds to the Company from its initial public offering were used to purchase MHM's minority interest in Horizon LLC. The purchase transaction eliminated MHM's equity interest in Horizon LLC ($2,794,715) and recognized an increase in intangible assets based upon the value of Horizon LLC management contracts ($2,355,000). The remaining purchase price was recorded as goodwill ($4,533,752). As such, Horizon LLC became a wholly-owned subsidiary of the Company. Horizon LLC has

                           HORIZON HEALTH CORPORATION
been consolidated with the Company effective March 1, 1995 through August 31, 1995. Effective September 1, 1995, Horizon LLC was dissolved and its operations combined with the Company.

     Summarized financial information for Horizon LLC is as follows:

                                                               SIX MONTHS
                                                                 ENDED
                                                              FEBRUARY 28,
                                                                  1995
                                                              ------------
                                                              (UNAUDITED)
Net revenues................................................   $26,869,535
Operating expenses..........................................    23,566,024
Other income................................................        44,507
                                                               -----------
Income before income taxes..................................     3,348,018
Income tax expense..........................................        30,298
                                                               -----------
Net income..................................................   $ 3,317,720
                                                               ===========

     The Company's share of Horizon LLC's net earnings was $1,567,720 for the six months ended February 28, 1995. Horizon LLC contract stipulated that MHM was allocated the first $1,750,000 of Horizon LLC net earnings for the fiscal year ending August 31, 1995.

5. ACCRUED EXPENSES

     Accrued expenses consisted of the following at August 31, 1996, 1997 and November 30, 1997:

                                                         AUGUST 31,
                                                   -----------------------   NOVEMBER 30,
                                                      1996         1997          1997
                                                   ----------   ----------   ------------
                                                                             (UNAUDITED)
Outstanding claims...............................  $       --   $  416,552    $  834,628
Reserve for contract adjustments.................   1,036,084    1,287,664     1,051,315
Health insurance.................................     396,926      936,639       883,454
Other............................................   4,288,817    4,932,074     4,225,010
                                                   ----------   ----------    ----------
                                                   $5,721,827   $7,572,929    $6,994,407
                                                   ==========   ==========    ==========

                           HORIZON HEALTH CORPORATION

6. LONG-TERM DEBT

     At August 31, 1996, 1997 and November 30, 1997 (unaudited), the Company had the following long-term debt:

                                                    AUGUST 31,   AUGUST 31,   NOVEMBER 30,
                                                       1996         1997          1997
                                                    ----------   ----------   ------------
                                                                              (UNAUDITED)
Note payable, bearing interest at the Citibank,
  N.A. base rate plus 2% per annum with interest
  and principal payments due monthly through
  January 1, 1998.................................  $  637,800      $ --      $        --
Revolving line of credit, bearing interest at the
  Citibank N.A. base rate plus 2% per annum, with
  interest payable monthly and any outstanding
  borrowing due January 1, 1998...................   2,938,514        --               --
Texas Commerce Bank -- Revolving Credit
  Facility........................................          --        --       11,000,000
SANWA Leasing Corporation.........................          --        --           46,263
                                                    ----------      ----      -----------
                                                     3,576,314        --       11,046,263
                                                    ----------      ----      -----------
Less current maturities...........................    (519,600)       --          (22,290)
                                                    ----------      ----      -----------
                                                    $3,056,714      $ --      $11,023,973
                                                    ==========      ====      ===========

     During 1995, the Company entered into a credit facility with Finova Capital Corporation ("Finova") that provided for a $700,000 term loan and a line of credit up to the lesser of $4,300,000 or an amount equal to 70% of the net amount of eligible receivables. During 1996, the Company increased the total credit facility to $6,000,000, which provides for a $1,027,500 term loan and a line of credit up to the lesser of $4,972,500 or an amount equal to 75% of the net amount of eligible receivables. Borrowings under the credit facility bear interest as described above with the Company being subject to an annual minimum interest charge of $120,000. In addition, the Company pays an annual credit facility fee of 0.25% on the amount of the total facility. The credit facility agreement also requires the Company to meet certain financial ratios on leverage, debt service coverage, net worth, etc., and contains certain covenants which restrict capital expenditures and the incurrence of additional indebtedness. Substantially all of the Company's assets were pledged as collateral.

     On August 11, 1997, the Company paid $3,732,110 for the balance of the term loan and line of credit plus accrued interest and executed a termination agreement and mutual general release with Finova.

     Effective September 29, 1995, the Company entered into a loan agreement with Texas Commerce Bank (TCB) for a revolving line of credit with maximum advance commitment of $11,000,000. As of August 31, 1997, the Company has no borrowings outstanding against the available line of credit and has $10.1 million available for advances under the revolving credit facility.

     On October 16, 1997, the Company increased its existing revolving line of credit from TCB from $11.0 million to $14.0 million.

     The line of credit bears interest at (1) the lesser of the Floating Base Rate, as defined, or (2) the lesser of the LIBOR Rate plus LIBOR Margin, as defined. The LIBOR margin varies depending on the debt coverage ratio of the company.

     The original maturity date of this line of credit is December 15, 1998; however, it may be extended to December 15, 2000 if certain debt coverage ratios are met.

     On December 9, 1997, the Company entered into a Credit Agreement (the "Credit Agreement") with Texas Commerce Bank National Association, as Agent, for itself and other lenders party to the Credit Agreement for a senior secured credit facility in an aggregate amount of up to $50.0 million (the "New Credit

                           HORIZON HEALTH CORPORATION

Facility"). The New Credit Facility consists of a $10.0 million revolving credit facility to fund ongoing working capital requirements and a $40.0 million advance term loan facility to refinance certain existing debt and to finance future acquisitions by the Company. The New Credit Facility replaced the Company's existing $14.0 million revolving credit facility.

7. STOCK OPTIONS

     In accordance with the Company's 1989 and 1995 Stock Option Plans, as amended, 1,931,843 shares of common stock have been reserved for grant to key employees. Management believes the exercise prices of the options granted approximated or exceeded the market value of the common stock at the date of the grant. The options generally vest ratably over five years from the date of grant and terminate 10 years from the date of grant.

     On April 28, 1995 the board of directors created the 1995 Stock Option Plan For Eligible Outside Directors for outside directors owning less than 5% of the stock of the Company. 150,000 shares of common stock are reserved for issuance under this plan. This plan has been amended and restated to provide for 3,000 option grants to each eligible director each time he is re-elected to the board after having served as a director for at least one year since his initial grant under the plan. Options vest ratably over five years from the date of grant.

     The 1989 and 1995 Stock Option Plans and the 1995 Stock Option Plan For Eligible Outside Directors are collectively referred to as "The Plans."

     The following table summarizes the status of the Plans:

                                                      1996                   1997
                                              --------------------   --------------------
                                                          WEIGHTED               WEIGHTED
                                                          AVERAGE                AVERAGE
                                                          EXERCISE               EXERCISE
                                               OPTIONS     PRICE      OPTIONS     PRICE
                                              ---------   --------   ---------   --------
Outstanding at beginning of year............  1,411,268    $ 2.33    1,521,328    $ 4.04
  Granted...................................    255,750     11.96       49,500     20.15
  Exercised.................................    130,690      0.79       90,735      1.81
  Expired or canceled.......................     15,000      6.40       28,250      9.72
Outstanding at end of year..................  1,521,328    $ 4.04    1,451,843    $ 4.62
Exercisable at end of year..................    532,452    $ 1.62      728,166    $ 1.98
Available for grant at end of year..........    304,500        --      283,250        --

     The following table summarizes information about options outstanding under the Plans at August 31, 1997.

                                          OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                                  ------------------------------------   ----------------------
                                                 WEIGHTED
                                                  AVERAGE     WEIGHTED                 WEIGHTED
                                                 REMAINING    AVERAGE                  AVERAGE
                                    NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
    RANGE OF EXERCISE PRICE       OUTSTANDING      LIFE        PRICE     OUTSTANDING    PRICE
    -----------------------       -----------   -----------   --------   -----------   --------
$0.50-$4.00.....................   1,096,343       5.91        $ 2.13      701,353      $1.76
$7.4167-$9.75...................     183,750       7.89          8.97       26,813       7.75
$14.1667-$26.00.................     171,750       9.16         15.89           --         --

                           HORIZON HEALTH CORPORATION

     The Company applies APB 25 in accounting for the Plans and recognizes no compensation cost in net earnings from the grant of options as options are granted at exercise prices equal to the current stock price. Had compensation cost been determined under the terms of SFAS 123, the Company's pro forma 1996 and 1997 net earnings and earnings per share would have been:

                                                                 1996          1997
                                                              ----------    ----------
Net Earnings: As reported...................................  $6,775,756    $6,656,016
  Pro forma (unaudited).....................................  $6,705,592    $6,549,799
Earnings per share:
  As reported:
     Basic earnings per share...............................  $     1.03    $     0.96
     Diluted earnings per share.............................        0.90          0.87
  Pro forma (unaudited):
     Basic earnings per share...............................  $     1.02    $     0.95
     Diluted earnings per share.............................        0.89          0.85

     In accordance with SFAS 123, the fair value of options at date of grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                              1996    1997
                                                              ----    ----
Risk Free interest rate.....................................   6.2%    6.3%
Expected life (years).......................................   6.6     6.6
Expected volatility.........................................  33.2%   30.3%
Expected dividend yield.....................................   0.0%    0.0%

     The weighted average fair value of options granted during 1996 and 1997 was $4.43 and $7.28, respectively.

     On April 1, 1996, the Company filed an S-8 registration statement which registered 2,054,549 shares granted or eligible for granting to employees and directors under the 1989 and 1995 stock option plans, as amended, and the outside director stock option plan. This registration includes a separate reoffer prospectus to allow any shares issued in the future and most previously exercised shares under the 1989 and 1995 stock options to be traded at any time without holding period or volume restrictions.

                           HORIZON HEALTH CORPORATION

8. INCOME TAXES

     Deferred taxes are provided for those items reported in different periods for income tax and financial reporting purposes. Income tax expense comprised the following components:

                                                   FEDERAL       STATE        TOTAL
                                                  ----------    --------    ----------
Year Ended August 31, 1995
  Current.....................................    $1,915,529    $575,863    $2,491,392
  Deferred....................................      (712,978)    (83,880)     (796,858)
                                                  ----------    --------    ----------
                                                  $1,202,551    $491,983    $1,694,534
                                                  ==========    ========    ==========
Year Ended August 31, 1996
  Current.....................................    $3,835,706    $770,743    $4,606,449
  Deferred....................................         2,606         305         2,911
                                                  ----------    --------    ----------
                                                  $3,838,312    $771,048    $4,609,360
                                                  ==========    ========    ==========
Year Ended August 31, 1997
  Current.....................................    $3,957,913    $465,636    $4,423,549
  Deferred....................................        84,230       9,909        94,139
                                                  ----------    --------    ----------
                                                  $4,042,143    $475,545    $4,517,688
                                                  ==========    ========    ==========

     The components of the net deferred tax asset at August 31, 1996 and 1997 were obtained using the liability method in accordance with SFAS No. 109 and are as follows:

                                                               1996           1997
                                                            -----------    -----------
Management contracts....................................    $(1,613,132)   $(1,377,276)
Goodwill................................................       (198,761)      (463,159)
                                                            -----------    -----------
Deferred tax liabilities................................     (1,811,893)    (1,840,435)
                                                            -----------    -----------
Accounts receivable.....................................      1,377,273        693,562
Vacation accruals.......................................        375,532        595,947
Miscellaneous accruals..................................        422,678        398,004
Fixed assets/intangibles................................        188,600        332,015
Net operating loss carryforward.........................        241,757        520,715
                                                            -----------    -----------
Deferred tax assets.....................................      2,605,840      2,540,243
                                                            -----------    -----------
Net deferred tax asset..................................    $   793,947    $   699,808
                                                            ===========    ===========

     At August 31, 1997, the Company had available estimated, unused net operating loss carryforwards for tax purposes of approximately $1,400,000. These carryforwards may be utilized to offset future years' income and will begin to expire during 2006 if unused prior to that date. These carryforwards are subject to annual utilization limits in accordance with IRC Section 382.

                           HORIZON HEALTH CORPORATION

     The following is a reconciliation of income taxes at the U.S. federal income tax rate to the income taxes reflected in the Consolidated Statements of
Income:

                                                        1995         1996         1997
                                                     ----------   ----------   ----------
Federal income taxes based on 34% of book income
  (including equity in net earnings of Horizon
  LLC).............................................  $2,393,734   $3,871,753   $3,846,623
Meals and entertainment, goodwill amortization and
  other permanent adjustments......................     153,712      249,236      198,464
Change in valuation allowance......................  (1,389,299)          --           --
State income taxes and other adjustments...........     536,387      488,371      472,601
                                                     ----------   ----------   ----------
                                                     $1,694,534   $4,609,360   $4,517,688
                                                     ==========   ==========   ==========

     The change in the deferred tax asset valuation allowance is primarily due to the utilization of net operating loss carryforwards in the year ended August 31, 1995.

     The Company recorded federal and state income taxes for the three months ended November 30, 1997 in the amount of $1,707,000 (unaudited) resulting in a combined tax rate of 40.3%.

9. COMMITMENTS AND CONTINGENCIES

     The Company leases various office facilities and equipment under operating leases. The following is a schedule of minimum rental payments under these leases which expire at various dates:

              YEAR ENDED AUGUST 31,
              ---------------------
     1998........................................  $1,107,245
     1999........................................     904,595
     2000........................................     696,781
     2001........................................     576,546
     2002........................................     182,838
                                                   ----------
                                                   $3,468,005
                                                   ==========

     Rent expense for the years ended August 31, 1995, 1996, and 1997 totaled $857,794, $846,931, and $980,573, respectively.

     The Company leases a building it occupies as its executive offices and National Support Center in Lewisville, Texas. In connection with this lease transaction, the Company guaranteed a loan of approximately $900,000 by a financial institution to the building owner. The Company also agreed to purchase the leased building for approximately $4.5 million at the end of the lease term if it is not sold to a third party, or the Company does not extend its lease.

     On July 31, 1996, the Company acquired eighty-percent (80%) of the outstanding common stock of Florida Professional Psychological Services, Inc. The owners of the minority interest (20%) have an option to put to the Company their remaining interest through January 1998, 1999, or 2000, based upon a multiple of pre-tax earnings of the preceding fiscal year.

     The Company is insured for professional and general liability on a claims-made policy, with additional tail coverage being obtained when necessary. Management is unaware of any claims against the Company that would cause the final expenses for professional and general liability to vary materially from amounts provided.

     The Company is involved in litigation arising in the ordinary course of business, including matters involving professional liability. It is the opinion of management that the ultimate disposition of such litigation

                           HORIZON HEALTH CORPORATION
would not be in excess of any reserves or have a material adverse effect on the Company's financial position or results of operations.

10. COMMON STOCK AND WARRANTS

     As part of the purchase of National Medical Management Services, effective January 3, 1995, the Company issued warrants to National Medical Enterprises, Inc. to purchase 171,793 shares of common stock at an exercise price of $0.000558 per share. The warrants were exercisable at any time subsequent to January 3, 1997 and the exercise price and number of shares were adjustable to maintain proportional ownership of the Company. The value of the warrants at the date of issuance was determined to be $389,350. The remaining warrants of 179,178 at August 11, 1997 were exercised in connection with the Specialty exchange (see note 3). In conjunction with the purchase transaction the Company issued additional shares to existing management shareholders, other senior management and an outside shareholder. The proceeds from the sale of these shares were used in the purchase transaction. Certain management acquired shares through note receivable arrangements and the outstanding balance on these notes has been reflected as a reduction of shareholders' equity in the statement of changes in stockholders' equity (deficit).

     The Board of Directors of the Company approved a three-for-two stock split effected in the form of a 50% stock dividend, pursuant to which one additional share of Common Stock of the Company was issued on January 31, 1997 for every two shares of Common Stock held by stockholders of record at the close of business on January 22, 1997. As a result of such stock split/dividend, a total of $18,253 originally recorded as additional paid in capital was reclassified as common stock. Such stock split/dividend has been retroactively reflected in the consolidated financial statements included in this report. Upon effecting the stock split/ dividend, the stock options and their related exercise prices were adjusted proportionately.

     In February 1997, the Certificate of Incorporation, as amended, of the Company was amended to increase the number of authorized shares of Common Stock, $.01 par value per share, of the Company from 10,000,000 shares to 40,000,000 shares.

     In February 1997, the Company entered into a Rights Agreement pursuant to which it approved the distribution of one Common Stock purchase right, exercisable under certain conditions, for each outstanding share of Common Stock of the Company.

11. EARNINGS PER SHARE

     The Company has adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share." All prior-period earnings per share data presented has been restated in accordance with SFAS 128.

     The following is a reconciliation of the numerators and the denominators of the basic and diluted earnings per share computations for net income.

                                                FOR THE YEARS ENDED AUGUST 31,
                       ---------------------------------------------------------------------------------
                                        1995                                      1996
                       ---------------------------------------   ---------------------------------------
                         INCOME         SHARES       PER SHARE     INCOME         SHARES       PER SHARE
                       (NUMERATOR)   (DENOMINATOR)    AMOUNT     (NUMERATOR)   (DENOMINATOR)    AMOUNT
                       -----------   -------------   ---------   -----------   -------------   ---------
Net Income...........  $5,345,862                                $6,775,756
BASIC EPS............   5,345,862      5,110,550       $1.05      6,775,756      6,561,481       $1.03
                                                       =====                                     =====
EFFECT OF DILUTIVE
  SECURITIES
Warrants and
  options............                    886,268                                   948,567
                                       ---------                                 ---------
DILUTED EPS..........  $5,345,862      5,996,818       $0.89     $6,775,756      7,510,048       $0.90
                       ==========      =========       =====     ==========      =========       =====

                           FOR THE YEARS ENDED AUGUST 31,
                       ---------------------------------------
                                        1997
                       ---------------------------------------
                         INCOME         SHARES       PER SHARE
                       (NUMERATOR)   (DENOMINATOR)    AMOUNT
                       -----------   -------------   ---------
Net Income...........  $6,656,016
BASIC EPS............   6,656,016      6,928,827       $0.96
                                                       =====
EFFECT OF DILUTIVE
  SECURITIES
Warrants and
  options............                    752,442
                                       ---------
DILUTED EPS..........  $6,656,016      7,681,269       $0.87
                       ==========      =========       =====

                           HORIZON HEALTH CORPORATION

                                                                     FOR THE THREE MONTHS ENDED NOVEMBER 30,
                                                ---------------------------------------------------------------------------------
                                                                 1996                                      1997
                                                ---------------------------------------   ---------------------------------------
                                                  INCOME         SHARES       PER SHARE     INCOME         SHARES       PER SHARE
                                                (NUMERATOR)   (DENOMINATOR)    AMOUNT     (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                -----------   -------------   ---------   -----------   -------------   ---------
Net Income....................................  $2,382,979                                $2,523,995
BASIC EPS.....................................   2,382,979      6,876,018       $0.35      2,523,995      6,980,086       $0.36
                                                                                =====                                     =====
EFFECT OF DILUTIVE SECURITIES
Warrants & options............................                    770,290                                   781,157
                                                                ---------                                 ---------
DILUTED EPS...................................  $2,382,979      7,646,308       $0.31     $2,523,995      7,761,243       $0.33
                                                ==========      =========       =====     ==========      =========       =====

     Options to acquire 15,000 shares of common stock at $26.00 per share were outstanding during the year ended August 31, 1997 and options to acquire 15,000 and 5,000 shares of common stock at $26.00 and $26.375, respectively, were outstanding during the three months ended November 30, 1997 but were not included in the computations of diluted EPS because the options' exercise price was greater than the average market price of the common shares. The options, which expire on August 1, 2007 and October 6, 2007, were still outstanding at November 30, 1997.

     The Company issued options to acquire 167,500 and 5,000 shares on September 1, 1997 and October 6, 1997, respectively. Options outstanding at August 31, 1997 to acquire 23,000, 48,500 and 42,000 shares were exercised in October 1997, November 1997 and on December 9, 1997, respectively.

12. UNAUDITED PRO FORMA SUPPLEMENTAL INFORMATION

     The following unaudited pro forma information for the year ended August 31, 1995 has been prepared as if the issuance of 1,981,849 shares of common stock from the initial public offering, and the purchase of the minority interest in Horizon LLC at a price equal to 1,561,850 times the initial public offering price per share had occurred on September 1, 1994.

                                                              FOR THE YEAR ENDED
                                                                  AUGUST 31,
                                                                     1995
                                                              ------------------
                                                                 (UNAUDITED)
Net revenue.................................................     $96,082,718
                                                                 ===========
Net income..................................................     $ 5,182,890
                                                                 ===========
Share data:
  Pro Forma basic earnings per share........................     $      0.82
                                                                 ===========
  Pro Forma diluted earnings per share......................     $      0.72
                                                                 ===========

                           HORIZON HEALTH CORPORATION

13. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following is a summary of unaudited quarterly financial data for fiscal 1996 and 1997(1):

                                                                       BASIC       DILUTED
                                         OPERATING        NET        EARNINGS     EARNINGS
                           REVENUES        INCOME        INCOME      PER SHARE    PER SHARE
                          -----------    ----------    ----------    ---------    ---------
Quarter Ended:
  November 30, 1995.....  $22,278,883    $2,432,133    $1,467,121      $0.23        $0.20
  February 29, 1996.....   24,109,706     2,419,307     1,419,706       0.22         0.19
  May 31, 1996..........   24,846,620     3,475,500     2,028,465       0.31         0.27
  August 31, 1996.......   25,003,757     3,126,763     1,860,464       0.28         0.24
Quarter Ended:
  November 30, 1996.....  $26,879,954    $4,058,712    $2,382,979      $0.35        $0.31
  February 28, 1997.....   26,363,617     3,300,063     2,004,618       0.29         0.26
  May 31, 1997..........   27,936,645     3,284,349     1,966,131       0.28         0.26
  August 31, 1997.......   28,086,580       550,487       302,288       0.04         0.04

---------------

(1) For the purposes of recording the pooling of interest combination, Specialty's financial statements for the quarters ended March 31, 1996, June 30, 1996, September 30, 1996 and December 31, 1996 were combined with Horizon's Financial Statements for the quarters ended November 30, 1995, February 29, 1996, May 31, 1996 and August 31, 1996. Specialty's results of operations for the year ended August 31, 1997 have been combined with Horizon's results for the same period.

14. RETIREMENT PLAN

     The Company sponsors a 401(k) plan that covers substantially all eligible employees. The Company can elect to make matching contributions at its discretion. For the years ended August 31, 1995, 1996 and 1997 the Company recognized matching contributions of approximately $481,000, $350,000, and $534,000 respectively. For the three months ended November 30, 1996 and 1997 the Company recognized matching contributions of approximately $59,000 and $84,000, respectively (unaudited).

15. MOUNTAIN CREST HOSPITAL

     A subsidiary of the Company leased and began operating Mountain Crest Hospital ("MCH") in December 1990. In July 1994, the Company subleased MCH to MHM for a period commencing July 31, 1994 through December 31, 2000. The Company, which had previously guaranteed the obligations under the primary lease, has provided the substitute guaranty of MHM to the lessor. Management believes it has satisfied the conditions in the primary lease for release of its guaranty. The sublease requires monthly rental payments to the Company of 50% of operating cash flow, as defined, subject to a minimum monthly payment of $20,000, not to exceed $1,200,000 in the aggregate over the sublease life which expires upon expiration of the primary lease on December 31, 2000. As of August 31, 1997, the Company has received $843,686 of the $1,200,000 resulting in future receipts of $356,314 to be received on or before February 1, 1999 assuming minimum monthly payments of $20,000.

16. SUBSEQUENT EVENTS (UNAUDITED)

     Effective October 31, 1997, the Company acquired all of the outstanding capital stock of Acorn Behavioral HealthCare Management Corporation ("Acorn"), a Pennsylvania corporation. The Company accounted for the acquisition of Acorn by the purchase method as required by generally accepted accounting principles. Acorn provides employee assistance programs and other related services to self-insured employers. Acorn had total revenues of approximately $7.0 million for the year ended August 31, 1997. The purchase

                           HORIZON HEALTH CORPORATION
price of approximately $12.7 million in cash was funded from $1.7 million of working capital and $11.0 million from an advance under the Company's existing revolving credit facility with Texas Commerce Bank, N.A. The purchase price exceeded the fair value of Acorn's tangible net assets by $12,629,261, of which $9,258,513 is recorded as goodwill and $3,370,748 as contracts.

     The unaudited pro forma combined results of operations of the Company and Acorn for the year ended August 31, 1997 after giving effect to certain pro forma adjustments are as follows:

Revenue.....................................................    $116,312,399
                                                                ============
Net income..................................................    $  6,942,289
                                                                ============
Basic earnings per share....................................    $       1.00
                                                                ============
Diluted earnings per share..................................    $        .90
                                                                ============

     The unaudited pro forma combined results of operations of the Company and Acorn for the three months ended November 30, 1996 and 1997 after giving effect to certain pro forma adjustments are as follows:

                                                          THREE MONTHS ENDED NOVEMBER 30,
                                                          --------------------------------
                                                              1996               1997
                                                          -------------      -------------
Revenue...............................................      $28,400,176        $30,707,392
                                                            ===========        ===========
Net income............................................      $ 2,396,267        $ 2,677,753
                                                            ===========        ===========
Basic earnings per share..............................      $       .35        $       .38
                                                            ===========        ===========
Diluted earnings per share............................      $       .31        $       .35
                                                            ===========        ===========

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            HORIZON HEALTH CORPORATION

                                            By:     /s/ JAMES W. MCATEE

                                              ----------------------------------
                                              James W. McAtee
                                              Executive Vice
                                                President -- Finance &
                                              Administration (Principal
                                                Financial Officer)

Date: January 20, 1998

                               INDEX TO EXHIBITS

EXHIBITS

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
         23.1            -- Consent of Price Waterhouse LLP.*
         27.1            -- Restated Financial Data Schedule for fiscal quarter ended
                            November 30, 1997.*
         27.2            -- Restated Financial Data Schedule for fiscal year ended
                            August 31, 1997.*
         27.3            -- Restated Financial Data Schedule for fiscal quarter ended
                            November 30, 1996.*
         27.4            -- Restated Financial Data Schedule for fiscal year ended
                            August 31, 1996.*

---------------

* Filed herewith